SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                     INFORMATION MANAGEMENT ASSOCIATES, INC.
                        WARRANT TO PURCHASE COMMON STOCK

                           Void after August 12, 2002

     1.   Warrant to Purchase Stock.

          (a) Warrant to Purchase Shares. This warrant (the "Warrant") certifies that for good and valuable consideration duly received, Wand Affiliates Fund L.P. (the "Warrant Holder") is entitled, effective as of August 12, 1999, subject to the terms and conditions of this Warrant, to purchase from Information Management Associates, Inc., a Connecticut company (the "Company"), up to a total of 6,795 shares of Common Stock, (the "Common Stock"), of the Company (the "Shares") at the price of $4.00 per share (the "Exercise Price") at any time or from time to time during the period commencing on the date hereof until 5:00 p.m. Eastern Time on August 12, 2002 (the "Expiration Date"). This Warrant must be exercised, if at all, on or before the Expiration Date. Unless the context otherwise requires, the term "Shares" shall mean and include the stock and other securities and property at any time receivable or issuable upon exercise of this Warrant. The term "Warrant" as used herein, shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

          (b) Adjustment of Exercise Price and Number of Shares. The number and character of Shares issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Exercise Price therefor are subject to adjustment upon occurrence of the following events:

               (i)  Adjustment for Stock Splits, Stock Dividends,
Recapitalizations, etc. The Exercise Price of this Warrant and the number of Shares issuable upon exercise of this Warrant shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event altering the number of outstanding shares of the Company's Common Stock.

               (ii) Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Shares payable in securities of the Company then, and in each such case, the Warrant Holder, on exercise of this Warrant at any time after consummation, effective date or record date of such event, shall receive, in addition to the Shares (or such other stock or securities) issuable on such exercise prior to such date, the securities of the Company to which such Warrant Holder would have been entitled upon such date if such Warrant Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

          (c) Adjustment for Capital Reorganization, Consolidation, Merger. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with or into another corporation, or the sale of all or substantially all of the Company's assets to another corporation shall be effected in such a way that holders of the Company's capital stock will be entitled to receive stock, securities or assets with respect to or in exchange for the Company's capital stock, and in each such case the Warrant Holder, upon the exercise of this Warrant, at any time after the consummation of such capital reorganization, consolidation, merger, or sale, shall be entitled to receive, in lieu of the stock or other securities and assets receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or assets to which such Warrant Holder would have been entitled upon such consummation is such Warrant Holder had exercised this Warrant immediately prior to the consummation of such capital reorganization, consolidation, merger, or sale, all subject to further adjustment as provided in this Section 1(c); and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or assets receivable upon the exercise of this Warrant after such consummation.

     2.   Manner of Exercise.

          (a) Exercise Agreement. This Warrant may be exercised, in whole or in part, on any business day on or prior to the Expiration Date. To exercise this Warrant, the Warrant Holder must surrender to the Company this Warrant and deliver to the Company: (i) a duly executed exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company form time to time (the "Warrant Exercise Agreement"); and (ii) payment in full of the Exercise Price for the number of Shares to be purchased upon exercise hereof. Upon partial exercise, this Warrant shall be surrendered, and a new Warrant of the same tenor for purchase of the number of remaining Shares not previously purchased shall be issued by the Company to the Warrant Holder. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date.

          (b) Limitations on Exercise. This Warrant may not be exercised for fewer than 1,000 Shares unless it is exercised for all Shares as to which this Warrant is then exercisable.

          (c) Payment. The Warrant Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted law:

               (i) by cancellation of indebtedness of the Company to the Warrant Holder;

               (ii) subject to the provisions of Section 3 below relating to compliance with applicable securities laws, provided that a public market for the Company's stock exists, (1) through a "same-day-sale" commitment from the Warrant Holder and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Warrant Holder irrevocably elects to exercise this Warrant and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company, or (2) through a "margin" commitment form the Warrant Holder and an NASD Dealer whereby the Warrant Holder irrevocably elects to exercise this Warrant and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company.

               (iii) by "Net Exercise," in which case the Company shall deliver to the Warrant Holder (without payment of any additional Exercise Price) that number of shares equal to the quotient obtained by dividing;

                    1) the value of the Shares purchased upon exercise at the time of exercise (such value to be determined by subtracting (i) the aggregate Exercise Price for such Shares as in effect immediately prior to exercise from
(ii) the aggregate Fair Market Value (as defined in Section 11 below) for such Shares immediately prior to the exercise of this Warrant), by

                    2) the Fair Market Value of one (1) Share immediately prior to exercise; or

               (iv) by any combination of the foregoing.

          (d) Tax Withholding. Prior to the issuance of the Shares upon exercise of this Warrant, the Warrant Holder must pay or provide for any applicable federal or state withholding obligations of the Company.

          (e) Issuance of Shares. Provided that the Exercise Agreement and payment have been received by the Company as provided above, the Company shall issue the Shares (adjusted as provided herein) registered in the name of the Warrant Holder, the Warrant Holder's authorized assignee, or the Warrant Holder's legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

     3. Compliance with Laws and Regulations. The exercise of this Warrant and the issuance and transfer of Shares shall be subject to compliance by the Company and the Warrant Holder with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange and/or over-the-counter market on which the Company's Common Stock may be listed at the time of such issuance or transfer.

     4. Transfer and Exchange. This Warrant and the rights hereunder may not be transferred, in whole or in part, without the Company's prior written consent, which consent shall not be unreasonably withheld, and may not be transferred unless registered under the Act and applicable state securities laws or the Warrant Holder provides the Company with an opinion of Counsel reasonably satisfactory to the Company to the effect that such transfer complies with all applicable securities laws, except that, Warrant Holder shall be able to transfer its shares and its rights under this Agreement to a transferee, provided that the transferee is an affiliate, partner, limited partner, member, shareholder or a lineal descendant of such partner, limited partner, member or shareholder. If a transfer of all or part of this Warrant is permitted as provided in the preceding sentence, then the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

     5. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and in the amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

     6.   Repurchase on Sale, Merger, or Consolidation of the Company.

          (a) "Acquisition". For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

          (b) Assumption of Warrant. If upon the closing of any Acquisition the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of the Warrant.

          (c) Nonassumption. If upon the closing of any Acquisition the successor entity does not assume the obligations of his Warrant and Holder has not otherwise exercised this Warrant in full, then the unexercised portion of this Warrant shall be deemed to have been automatically converted pursuant to
Section 1.2 and thereafter Holder shall participate in the acquisition on the same terms as other holders of the same class of securities of the Company.

          (d) Purchase Right. Notwithstanding the foregoing, if in any acquisition the Company receives consideration consisting solely of cash or cash equivalents, then, at the election of Holder, the Company shall purchase the unexercised portion of this Warrant for cash upon the closing of any Acquisition for an amount equal to (a) the fair market value of any consideration that would have been received by Holder in consideration of the Shares had Holder exercised the unexercised portion of this Warrant immediately before the record date for determining the shareholders entitled to participate in the proceeds of the Acquisition, less (b) the aggregate Warrant Price of the Shares, but in no event less than zero.

     7. Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

          (a) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

          (b) The Company is a corporation validly existing and in good standing under the laws of the state of Connecticut.

          (c) The consummation by the Company of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, loan agreement or any other agreement or instrument to which the Company is a party.

     8.   Piggyback Registration Rights.

          (a) Company Obligation. If the Company shall determine to register any of its securities either for its own account or the account of a shareholder(s) exercising demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a transaction pursuant to Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Warrant Stock, the Company will promptly give to the Warrant Holder written notice thereof and include in such registration (and any related qualification under blue sky laws), and in any underwriting involved therein, the number of shares specified in a written request made by the Warrant Holder within fifteen (15) days after receipt of such written notice from the Company, except as set forth in Section 8(b) below.

          (b) Underwritten Public Offering. If the registration for which the Company gives notice is for a registered public offering involving an underwriting, the right of any Warrant Holder to registration shall be conditioned upon the Warrant Holder's participation in such underwriting and the inclusion of such Warrant Holder's Warrant Stock in the underwriting pursuant to an underwriting agreement in customary form with the underwriter or underwriters selected by the Company. Notwithstanding any other provision of this Section, if the underwriter reasonably determines that marketing factors require a limitation on the number of shares to be underwritten the underwriter may exclude some or all of the Warrant Stock with the number of shares that may be included in the registration and underwriting being allocated among the Warrant

Holder and all other shareholders entitled to have securities included in such registration in proportion, as nearly as practicable, to the respective amounts of securities which they had requested to be included in such registration (provided, however, that if the registration is for the account of shareholders exercising demand registration rights, the number of shares that may be included by the Warrant Holder shall be cut back entirely before any limitation on the number of shares that may be included by such shareholders).

          (c) Expenses. All expenses of the registration shall be borne by the Company, except underwriting discounts and selling commissions applicable to the sale of any of Warrant Holder's Warrant Stock and any other securities of the Company being sold in the same registration by other shareholders, which shall be borne by the Warrant Holder and such other shareholders pro rata on the basis of the number of their shares registered.

     9. Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and
(c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.

     10. Reservation of Stock. On and after the Commencement Date, the Company will reserve from its authorized and unissued Securities a sufficient number of shares to provide for the issuance of Warrant Stock upon the exercise or conversion of this Warrant and shall reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the conversion of the Warrant Stock. Issuance of this Warrant shall constitute full authority to the Company's officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock issuable upon the exercise or conversion of this Warrant.

     11. Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     12. Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws or an available exemption by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). The Company shall not require any Holder to provide an opinion of counsel if the transfer is to an affiliate of a Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale. Reference to Rule 144 shall mean Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, as the same may be modified, amended, supplemented or superseded.

     13. Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

     14. Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

     15. Attorneys' Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant , the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

     16. Entire Agreement. This Warrant and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

     17. Governing Law. The validity of the issuance of the Shares shall be governed by The Connecticut Business Corporation Act, as amended from time to time. In all other respects, this Warrant shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to its principles regarding conflicts of law which might cause the application of the laws of any other jurisdiction.

                                    INFORMATION MANAGEMENT ASSOCIATES, INC.



                                    By:      /s/ Albert Subbloie, Jr.
                                             -----------------------------------
                                    Name:    Albert Subbloie, Jr.

                                    Title:   President & Chief Executive Officer


                                    Wand Affiliates Fund L.P.



                                    By:      /s/ John S. Struck
                                             -----------------------------------
                                    Name:    John S. Struck

                                    Title:   Managing Partner

                                    Exhibit A

NOTICE OF EXERCISE

TO:  Information Management Associates, Inc.

1. The undersigned hereby elects to purchase ________________ shares of the Common Stock of Information Management Associates, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.

2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:


                       ----------------------------------
                                     (Name)

                       ----------------------------------
                                    (Address)



------------------------------------    ----------------------------------------
(Date)                                  (Name of Warrant Holder)


                                        By:
                                                --------------------------------


                                        Title:
                                                --------------------------------